Exhibit 99.1
NEWS RELEASE

Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-635-3020
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports Second Quarter Results
Declares Quarterly Cash Dividend
Company schedules conference call for August 6, 2010 at 10:00 A.M. Eastern
     DALLAS, TEXAS, August 5, 2010 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter and six months ended June 30, 2010. Net loss for the second quarter of 2010 was ($29.3) million, or ($0.54) per share, compared to net loss of ($15.3) million, or ($0.33) per share, for the same period last year. Excluding special items, Alon recorded a net loss of ($29.5) million, or ($0.55) per share, for the second quarter of 2010, compared to net loss of ($12.4) million, or ($0.26) per share, for the same period last year.
     Net loss for the six months ended June 30, 2010, was ($82.2) million, or ($1.52) per share, compared to net income of $2.0 million, or $0.04 per share, for the six months ended June 30, 2009. Excluding special items, Alon recorded net loss of ($78.6) million or ($1.45) per share, for the six months ended June 30, 2010, compared to net income of $7.0 million, or $0.15 per share, for the same period last year.
     Jeff Morris, Alon’s CEO, commented, “Although our plan was to start earlier, we are pleased that in June the Krotz Springs refinery returned to operation with throughput of 65,000 barrels per day.
     “Also, during the second quarter we consummated the acquisition of the Bakersfield refinery. We were able to complete the acquisition without modifying the capital structure of the company. We are planning to integrate the Bakersfield refinery with our other California refineries and expect to complete the integration during the first half of 2011. With the completion of the integration we will have a full conversion West Coast refinery without the need to build a hydrocracker. We are planning to increase the throughput of the integrated California refineries and are expecting substantial improvement to the operating margin.
     “Once the Bakersfield refinery has been fully integrated, we will have completed our long term plan to have three complex refineries in Texas, California and Louisiana plus our asphalt business and retail operations.
     “We are pleased our consolidated results have improved on an Adjusted EBITDA basis from a negative $38.6 million in the first quarter of 2010 to near break-even in the second quarter, which included only one month of operations of the Krotz Springs refinery. This improvement is the result of significantly improved margins at our Big Spring and California refineries, good results from Alon Brands, in addition to the start up of the Krotz Springs refinery.
     “In addition, our board of directors has instructed us to pursue a Rights Offering of convertible preferred shares from which we are expecting net proceeds of $40 million or more. We have received an indication of interest from our shareholder, Alon Israel, to exercise its rights and to invest in the Rights Offering up to $30 million.”

     SECOND QUARTER 2010
     Special items for the second quarter of 2010 included an after-tax gain of $0.3 million recognized on disposition of assets. Special items for the second quarter of 2009 included accumulated dividends of ($2.0) million on the preferred shares of Alon Refining Krotz Springs prior to their conversion to common stock at December 31, 2009 and an after-tax loss on the disposition of assets of ($1.0) million.
     Refinery operating margin at the Big Spring refinery was $9.58 per barrel for the second quarter of 2010 compared to $5.37 per barrel for the same period in 2009. This increase was due to higher Gulf Coast 3/2/1 crack spreads, greater sweet/sour spreads, and increased light product yields. Light product yields were approximately 90% for the second quarter of 2010 and 80% for the second quarter of 2009. Refinery operating margin at the California refineries was $2.87 per barrel for the second quarter of 2010 compared to $2.47 per barrel for the same period in 2009. This increase primarily resulted from higher West Coast 3/2/1 crack spreads and greater light/heavy spreads. The Krotz Springs refinery operating margin for the second quarter of 2010 was ($1.95) per barrel compared to $5.85 per barrel for the same period in 2009. The Krotz Springs refinery restarted operations in June after being down for the first five months of 2010 for a major turnaround.
     The Big Spring and California refineries’ combined throughput for the second quarter of 2010 averaged 62,218 barrels per day (“bpd”), consisting of an average of 42,775 bpd at the Big Spring refinery and an average of 19,443 bpd at the California refineries, compared to a combined average of 101,398 bpd in the second quarter of 2009, consisting of an average of 61,573 bpd at the Big Spring refinery and an average of 39,825 bpd at the California refineries. The Krotz Springs refinery average throughput for the second quarter of 2010 averaged 21,960 bpd, reflecting one month’s operations, compared to an average of 58,458 bpd for the second quarter of 2009.
     The average Gulf Coast 3/2/1 crack spread for the second quarter of 2010 was $9.75 per barrel compared to $8.30 per barrel for the same period in 2009. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the second quarter of 2010 was $8.92 per barrel compared to $6.63 per barrel for the second quarter of 2009. Additionally, the average West Coast 3/2/1 crack spread for the second quarter of 2010 was $15.47 per barrel compared to $14.48 per barrel for the second quarter of 2009.
     Asphalt margins in the second quarter of 2010 increased to $67.12 per ton compared to $50.97 per ton in the second quarter of 2009. On a cash basis, asphalt margins in the second quarter of 2010 were $55.16 per ton compared to $65.42 per ton in the second quarter of 2009. This decrease was primarily due to higher crude oil costs. The average blended asphalt sales price increased 22.1% from $397.35 per ton in the second quarter of 2009 to $485.15 per ton in the second quarter of 2010 and the average non-blended asphalt sales price increased 160.8% from $145.04 per ton in the second quarter of 2009 to $378.25 per ton in the second quarter of 2010. The price for WTI crude increased 30.6%, from $59.54 per barrel in the second quarter of 2009, to $77.74 per barrel in the second quarter of 2010.
     In our retail and branded marketing segment, retail fuel sales gallons increased by 17.2% from 30.2 million gallons in the second quarter of 2009 to 35.4 million gallons in the second quarter of 2010. Our branded fuel sales increased by 7.2% from 69.9 million gallons in the second quarter of 2009 to 74.9 million gallons in the second quarter of 2010. Operating income for our retail and branded marketing segment was $7.7 million for the second quarter of 2010 compared to $2.4 million for the same period in 2009.
YEAR-TO-DATE 2010
     Special items for the first half of 2010 included an after-tax loss of ($3.9) million for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs revolving credit facility and an after-tax gain on the disposition of assets of $0.3 million. Special items for the first half of 2009 included accumulated dividends of ($4.0) million on the preferred shares of Alon Refining Krotz Springs prior to their conversion to common stock at December 31, 2009, and an after-tax loss of ($1.0) million recognized on disposition of assets.
     Refinery operating margin at the Big Spring refinery was $7.26 per barrel for the first half of 2010 compared to $8.83 per barrel for the same period in 2009. This decrease was due to lower Gulf Coast 3/2/1 crack spreads partially offset by increased light product yields. Light product yields were approximately 88% for the first half of 2010 and 81% for the first half of 2009. Refinery operating margin at the California refineries was $1.29 per barrel for the first half of 2010 compared to $3.99 per barrel for the same period in 2009. This decrease primarily resulted from lower West Coast 3/2/1 crack spreads. The Krotz Springs refinery operating margin for the first half of 2010 was ($1.48) per barrel compared to $8.91 per barrel for the same period last year. This decrease reflects the effects of the refinery being down for the first five months of 2010.

     The Big Spring and California refineries’ combined throughput for the first half of 2010 averaged 61,636 bpd, consisting of an average of 42,779 bpd at the Big Spring refinery and an average of 18,857 bpd at the California refineries, compared to a combined average of 97,312 bpd in the first half of 2009, consisting of an average of 62,987 bpd at the Big Spring refinery and an average of 34,325 bpd at the California refineries. The Krotz Springs refinery average throughput for the first half of 2010 was an average of 11,041 bpd, reflecting one month’s operations, compared to an average of 56,099 bpd for the same period in 2009.
     The average 3/2/1 Gulf Coast crack spread for the first half of 2010 was $8.43 per barrel compared to $8.97 per barrel for the same period in 2009. The average 2/1/1 Gulf Coast high sulfur diesel crack spread for the first half of 2010 was $7.59 per barrel compared to $8.04 per barrel for the first half of 2009. Additionally, the average 3/2/1 West Coast crack spread for the first half of 2010 was $12.81 per barrel compared to $16.19 per barrel for the first half of 2009.
     Asphalt margins in the first half of 2010 increased to $28.10 per ton compared to $15.33 per ton in the first half of 2009. On a cash basis, asphalt margins in the first half of 2010 were $38.54 per ton compared to $80.44 per ton in the first half of 2009. This decrease was due primarily to higher crude oil costs. The average blended asphalt sales price increased 28.9% from $369.93 per ton in the first half of 2009 to $476.85 per ton in the first half of 2010 and the average non-blended asphalt sales price increased 157.9% from $135.54 per ton in the first half of 2009 to $349.50 per ton in the first half of 2010. The price for WTI crude increased 52.3%, from $51.36 per barrel in the first half of 2009 to $78.24 per barrel in the first half of 2010.
     In our retail and branded marketing segment, retail fuel sales gallons increased by 16.6% from 58.4 million gallons in the first half of 2009 to 68.1 million gallons in the first half of 2010. Our branded fuel sales increased by 6.3% from 136.7 million gallons in the first half of 2009 to 145.3 million gallons in the first half of 2010. Operating income for our retail and branded marketing segment was $5.9 million for the first half of 2010 compared to $3.8 million for the same period in 2009.
     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on September 15, 2010 to stockholders of record at the close of business on August 31, 2010.
CONFERENCE CALL
     Alon has scheduled a conference call for Friday, August 6, 2010, at 10:00 a.m. Eastern, to discuss the second quarter 2010 results. To access the call, please dial 877-941-2332, or 480-629-9722, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through August 20, 2010, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4324014#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates more than 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the FINA brand at these locations and at approximately 610 distributor-serviced locations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
     This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS — FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR
BALANCE SHEET DATA AS OF DECEMBER 31, 2009 IS UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands, except per		(dollars in thousands, except per
	share data)		share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$840,361	$1,106,398	$1,419,674	$1,828,578
Operating costs and expenses:
Cost of sales	751,075	988,318	1,289,790	1,528,048
Direct operating expenses	62,924	71,345	124,368	140,209
Selling, general and administrative expenses (2)	29,182	31,581	60,989	63,496
Depreciation and amortization (3)	25,368	23,561	51,690	45,651

Total operating costs and expenses	868,549	1,114,805	1,526,837	1,777,404

Gain (loss) on disposition of assets	474	(1,600)	474	(1,600)

Operating income (loss)	(27,714)	(10,007)	(106,689)	49,574
Interest expense (4)	(21,735)	(21,023)	(48,320)	(49,279)
Equity earnings of investees	1,209	8,376	1,106	8,373
Other income (loss), net (5)	(365)	191	13,839	448

Income (loss) before income tax expense (benefit), non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(48,605)	(22,463)	(140,064)	9,116
Income tax expense (benefit)	(17,093)	(7,549)	(51,806)	3,446

Income (loss) before non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(31,512)	(14,914)	(88,258)	5,670
Non-controlling interest in loss of subsidiaries	(2,253)	(1,724)	(6,057)	(641)
Accumulated dividends on preferred stock of subsidiary	—	2,150	—	4,300

Net income (loss) available to common stockholders	$(29,259)	$(15,340)	$(82,201)	$2,011

Earnings (loss) per share, basic	$(0.54)	$(0.33)	$(1.52)	$0.04

Weighted average shares outstanding, basic (in thousands)	54,164	46,809	54,162	46,807

Earnings (loss) per share, diluted	$(0.54)	$(0.33)	$(1.52)	$0.04

Weighted average shares outstanding, diluted (in thousands)	54,164	46,809	54,162	46,810

Cash dividends per share	$0.04	$0.04	$0.08	$0.08

CASH FLOW DATA: (6)
Net cash provided by (used in):
Operating activities	$(20,581)	$177,437	$(61,560)	$296,964
Investing activities	2,275	(29,705)	(4,056)	(44,714)
Financing activities	18,459	(122,548)	32,892	(227,227)
OTHER DATA:
Adjusted net income (loss) available to common stockholders (7)	$(29,539)	$(12,375)	$(78,607)	$6,973
Earnings (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax, (gain) loss on disposition of assets, net of tax, and accumulated dividends on preferred stock of subsidiary (7)	$(0.55)	$(0.26)	$(1.45)	$0.15
Adjusted EBITDA (8)	(1,976)	23,721	(40,528)	105,646
Capital expenditures (9)	5,385	18,887	12,688	29,244
Capital expenditures to rebuild the Big Spring refinery	—	7,146	—	39,281
Capital expenditures for turnaround and chemical catalyst	1,522	2,951	11,531	10,314

	June 30,	December 31,
	2010	2009
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$7,713	$40,437
Working capital	10,086	84,257
Total assets	2,182,408	2,132,789
Total debt	932,039	937,024
Total equity	346,386	431,918

REFINING AND UNBRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (10)	$691,331	$961,103	$1,174,371	$1,594,400
Operating costs and expenses:
Cost of sales	651,470	889,519	1,115,334	1,358,882
Direct operating expenses	51,493	61,638	101,845	120,009
Selling, general and administrative expenses	3,874	7,239	10,262	14,566
Depreciation and amortization	19,881	18,300	40,835	35,177

Total operating costs and expenses	726,718	976,696	1,268,276	1,528,634

Loss on disposition of assets	—	(1,600)	—	(1,600)

Operating income (loss)	$(35,387)	$(17,193)	$(93,905)	$64,166

KEY OPERATING STATISTICS:
Total sales volume (bpd)	69,423	132,286	52,943	127,400
Per barrel of throughput:
Refinery operating margin — Big Spring (11)	$9.58	$5.37	$7.26	$8.83
Refinery operating margin — CA Refineries (11)	2.87	2.47	1.29	3.99
Refinery operating margin — Krotz Springs (11)	(1.95)	5.85	(1.48)	8.91
Refinery direct operating expense — Big Spring (12)	5.78	4.70	6.18	4.14
Refinery direct operating expense — CA Refineries (12)	7.46	3.80	8.12	4.65
Refinery direct operating expense — Krotz Springs (12)	7.69	4.04	12.96	4.32
Capital expenditures	4,215	16,925	10,527	26,323
Capital expenditures to rebuild the Big Spring refinery	—	7,146	—	39,281
Capital expenditures for turnaround and chemical catalyst	1,522	2,951	11,531	10,314

PRICING STATISTICS:
WTI crude oil (per barrel)	$77.74	$59.54	$78.24	$51.36
WTS crude oil (per barrel)	75.92	58.15	76.39	50.20
MAYA crude oil (per barrel)	68.03	53.89	68.93	46.28
Crack spreads (3/2/1) (per barrel):
Gulf Coast (13)	$9.75	$8.30	$8.43	$8.97
Group III (13)	11.47	9.34	9.13	9.53
West Coast (13)	15.47	14.48	12.81	16.19
Crack spreads (6/1/2/3) (per barrel):
West Coast (13)	$4.82	$2.59	$3.15	$4.39
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (13)	$8.92	$6.63	$7.59	$8.04
Crude oil differentials (per barrel):
WTI less WTS (14)	$1.82	$1.39	$1.85	$1.16
WTI less MAYA (14)	9.71	5.65	9.31	5.08
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.053	$1.638	$2.046	$1.429
Gulf Coast ultra low-sulfur diesel	2.143	1.569	2.098	1.451
Gulf Coast high sulfur diesel	2.074	1.513	2.041	1.400
Group III unleaded gasoline	2.101	1.674	2.068	1.454
Group III ultra low-sulfur diesel	2.171	1.571	2.103	1.441
West Coast LA CARBOB (unleaded gasoline)	2.231	1.841	2.184	1.674
West Coast LA ultra low-sulfur diesel	2.196	1.606	2.136	1.478
Natural gas (per MMBTU)	4.35	3.81	4.66	4.13

THROUGHPUT AND YIELD DATA:
BIG SPRING

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	31,776	74.3	50,771	82.5	33,865	79.2	53,099	84.3
Sweet crude	7,839	18.3	7,768	12.6	6,556	15.3	7,815	12.4
Blendstocks	3,160	7.4	3,034	4.9	2,358	5.5	2,073	3.3

Total refinery throughput (15)	42,775	100.0	61,573	100.0	42,779	100.0	62,987	100.0

Refinery production:
Gasoline	22,675	53.6	26,333	43.0	21,652	51.3	27,294	43.4
Diesel/jet	12,654	29.9	19,571	32.0	13,195	31.3	20,648	32.8
Asphalt	2,346	5.5	6,444	10.5	2,353	5.6	5,840	9.3
Petrochemicals	2,576	6.1	3,281	5.4	2,300	5.4	3,154	5.0
Other	2,056	4.9	5,595	9.1	2,722	6.4	5,946	9.5

Total refinery production (16)	42,307	100.0	61,224	100.0	42,222	100.0	62,882	100.0

Refinery utilization (17)		56.6%		83.6%		60.5%		87.0%
THROUGHPUT AND YIELD DATA:
CALIFORNIA REFINERIES

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	3,448	17.7	20,150	50.6	3,775	20.0	16,209	47.2
Heavy crude	15,597	80.3	19,315	48.5	14,674	77.8	17,914	52.2
Blendstocks	398	2.0	360	0.9	408	2.2	202	0.6

Total refinery throughput (15)	19,443	100.0	39,825	100.0	18,857	100.0	34,325	100.0

Refinery production:
Gasoline	2,783	14.7	6,587	17.0	2,626	14.3	4,936	14.7
Diesel/jet	4,060	21.4	9,086	23.4	3,717	20.3	7,658	22.8
Asphalt	6,516	34.3	11,450	29.5	6,341	34.6	10,100	30.1
Light unfinished	—	—	99	0.3	—	—	999	3.0
Heavy unfinished	5,212	27.4	10,868	28.0	5,235	28.6	9,340	27.8
Other	423	2.2	697	1.8	408	2.2	534	1.6

Total refinery production (16)	18,994	100.0	38,787	100.0	18,327	100.0	33,567	100.0

Refinery utilization (17)		26.3%		54.4%		25.4%		56.1%
THROUGHPUT AND YIELD DATA:
KROTZ SPRINGS (A)

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	10,358	47.2	28,065	48.0	5,208	47.2	27,746	49.5
Heavy sweet crude	10,693	48.7	26,362	45.1	5,376	48.7	23,240	41.4
Blendstocks	909	4.1	4,031	6.9	457	4.1	5,113	9.1

Total refinery throughput (15)	21,960	100.0	58,458	100.0	11,041	100.0	56,099	100.0

Refinery production:
Gasoline	8,427	38.6	27,962	47.1	4,237	38.6	26,215	46.0
Diesel/jet	9,098	41.7	24,514	41.3	4,575	41.7	24,491	42.9
Heavy oils	2,809	12.9	1,358	2.3	1,412	12.9	1,124	2.0
Other	1,485	6.8	5,521	9.3	746	6.8	5,205	9.1

Total refinery production (16)	21,819	100.0	59,355	100.0	10,970	100.0	57,035	100.0

Refinery utilization (17)		25.3%		65.5%		12.7%		61.4%

(A)	The throughput data reflects substantially one month of operations in June 2010 due to the restart after major turnaround activity.

ASPHALT SEGMENT

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$104,964	$125,480	$172,105	$176,240
Operating costs and expenses:
Cost of sales (18)	90,264	107,897	161,709	168,130
Direct operating expenses	11,431	9,707	22,523	20,200
Selling, general and administrative expenses	1,091	1,050	2,157	2,204
Depreciation and amortization	1,715	1,701	3,432	3,399

Total operating costs and expenses	104,501	120,355	189,821	193,933

Operating income (loss)	$463	$5,125	$(17,716)	$(17,693)

KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (19)	207	299	336	446
Non-blended asphalt sales volume (tons in thousands) (20)	12	46	34	83
Blended asphalt sales price per ton (19)	$485.15	$397.35	$476.85	$369.93
Non-blended asphalt sales price per ton (20)	378.25	145.04	349.50	135.54
Asphalt margin per ton (21)	67.12	50.97	28.10	15.33
Capital expenditures	$347	$414	$526	$576
RETAIL AND BRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$253,955	$206,461	$479,983	$373,931
Operating costs and expenses:
Cost of sales (18)	219,230	177,548	419,532	317,029
Selling, general and administrative expenses	24,029	23,102	48,194	46,346
Depreciation and amortization	3,436	3,412	6,856	6,780

Total operating costs and expenses	246,695	204,062	474,582	370,155

Gain on disposition of assets	474	—	474	—

Operating income	$7,734	$2,399	$5,875	$3,776

KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (22)	74,852	69,858	145,321	136,650
Branded fuel margin (cents per gallon) (22)	6.4	4.7	5.3	5.1

Number of stores (end of period)	306	306	306	306
Retail fuel sales (thousands of gallons)	35,408	30,198	68,122	58,381
Retail fuel sales (thousands of gallons per site per month)	39	33	37	32
Retail fuel margin (cents per gallon) (23)	14.1	12.5	11.7	14.1
Retail fuel sales price (dollars per gallon) (24)	$2.74	$2.26	$2.69	$2.08
Merchandise sales	$73,247	$70,650	$136,728	$133,262
Merchandise sales (per site per month)	80	76	74	73
Merchandise margin (25)	32.6%	30.2%	31.4%	30.7%
Capital expenditures	$430	$894	$827	$1,113

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $13,531 and $11,770 for the three months ended June 30, 2010 and 2009, respectively, and $26,317 and $22,814 for the six months ended June 30, 2010 and 2009, respectively. Net sales also include royalty and related net credit card fees of $1,046 and $559 for the three months ended June 30, 2010 and 2009, respectively, and $1,819 and $792 for the six months ended June 30, 2010 and 2009, respectively.

(2)	Includes corporate headquarters selling, general and administrative expenses of $188 and $190 for the three months ended June 30, 2010 and 2009, respectively, and $376 and $380 for the six months ended June 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $336 and $148 for the three months ended June 30, 2010 and 2009, respectively, and $567 and $295 for the six months ended June 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(4)	Interest expense of $48,320 for the six months ended June 30, 2010, includes a charge of $6,659 for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility. Interest expense of $49,279 for the six months ended June 30, 2009, includes $5,715 related to the unwind of the heating oil crack spread hedge at the Krotz Springs refinery.

(5)	Other income (loss), net for the six months ended June 30, 2010 substantially represents the gain from the sale of our investment in Holly Energy Partners.

(6)	Cash provided by operating activities for the three months ended June 30, 2009 includes cash from the liquidation proceeds from the heating oil crack spread hedge of $133,581 and cash provided by operating activities for the first half of 2009 includes cash from the liquidation proceeds from the heating oil crack spread hedge of $133,581 and proceeds from the receipt of income tax receivables of $112,952. Cash used in financing activities for the three months ended June 30, 2009 includes repayments on long-term debt and revolving credit facilities of $117,988 sourced primarily from the liquidation proceeds from the heating oil crack spread hedge and cash used in financing activities for the first half of 2009 includes repayments on long-term debt and revolving credit facilities of $219,214 sourced primarily from the liquidation proceeds from the heating oil crack spread hedge and proceeds from the receipt of income tax receivables.

(7)	The following table provides a reconciliation of net income (loss) available to common stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to common stockholders utilized in determining earnings (loss) per common share, excluding the after-tax loss on write-off of unamortized debt issuance costs, after-tax gain (loss) on disposition of assets and accumulated dividends on preferred stock of subsidiary. Our management believes that the presentation of adjusted net income (loss) available to common stockholders and earnings (loss) per common share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands, except earnings per share)
Net income (loss) available to common stockholders	$(29,259)	$(15,340)	$(82,201)	$2,011
Plus: Loss on disposition of assets, net of tax	—	969	—	969
Plus: Accumulated dividends on preferred stock of subsidiary	—	1,996	—	3,993
Plus: Write-off of unamortized debt issuance costs, net of tax	—	—	3,874	—
Less: Gain on disposition of assets, net of tax	(280)	—	(280)	—

Adjusted net income (loss) available to common stockholders	$(29,539)	$(12,375)	$(78,607)	$6,973

Weighted average shares outstanding (in thousands)	54,164	46,809	54,162	46,807

Earnings (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax, gain (loss) on disposition of assets, net of tax, and accumulated dividends on preferred stock of subsidiary	$(0.55)	$(0.26)	$(1.45)	$0.15

(8)	Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted

EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to common stockholders to Adjusted EBITDA for the three and six months ended June 30, 2010 and 2009, respectively:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands)
Net income (loss) available to common stockholders	$(29,259)	$(15,340)	$(82,201)	$2,011
Non-controlling interest in loss of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	(2,253)	426	(6,057)	3,659
Income tax expense (benefit)	(17,093)	(7,549)	(51,806) 6	3,446
Interest expense	21,735	21,023	48,320	49,279
Depreciation and amortization	25,368	23,561	51,690	45,651
(Gain) loss on disposition of assets	(474)	1,600	(474)	1,600

Adjusted EBITDA	$(1,976)	$23,721	$(40,528)	$105,646

(9)	Includes corporate capital expenditures of $393 and $654 for the three months ended June 30, 2010 and 2009, respectively, and $808 and $1,232 for the six months ended June 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(10)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(11)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventory adjustments related to acquisitions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. The refinery operating margin for the three and six months ended June 30, 2010, excludes a benefit of $1,400 to cost of sales for inventory adjustments related to the Bakersfield refinery acquisition. There were unrealized hedging gains of $2,373 and $20,399 for the Krotz Springs refinery for the three and six months ended June 30, 2009, respectively. Additionally, realized gains related to the unwind of the heating oil crack spread hedge of $133,581 were excluded from the Krotz Springs refinery margin for the three and six months ended June 30, 2009.

(12)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes. Direct operating expenses related to the Bakersfield refinery of $410 have been excluded from the per barrel measurement calculation for the three and six months ended June 30, 2010.

(13)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra low-sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and high sulfur diesel and the market value of WTI crude oil.

(14)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(15)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(16)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.

(17)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(18)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(19)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(20)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(21)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(22)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(23)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(25)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail convenience store industry to measure in-store, or non-fuel, operating results.